Exhibit 99.1

CHIQUITA REPORTS FIRST QUARTER 2012 RESULTS

Comparable diluted EPS of $0.04; GAAP diluted EPS of ($0.24)
Strategy builds towards long-term growth even through challenging 2012 comparisons

CINCINNATI - May 8, 2012 - Chiquita Brands (NYSE: CQB) today released financial and operating results for the first quarter of 2012, reporting comparable income[1] of $2 million, and a GAAP loss of $11 million on net sales of $793 million. For the same period in 2011, the company reported comparable income of $26 million and GAAP income of $24 million on net sales of $824 million. The 2012 first quarter GAAP loss includes $11 million in charges related to the previously announced shipping reconfigurations in Europe, the company's headquarters relocation, and other exit activities.

“Our first quarter results were impacted by near-term challenges in our business,” said Fernando Aguirre, chairman and chief executive officer. “In Bananas, lower prices in each of our markets impacted both our revenues and comparable income for the quarter. Our North American banana business remains stable. In Europe, tight banana supply, particularly from Ecuador, helped improve local pricing sequentially during the quarter; however, this was not enough to overcome the impact of higher fuel costs and lower European exchange rates. The constrained supply availability also hampered expected sales volumes.”

Aguirre added, “We are making progress on our strategic initiatives to take advantage of long-term growth opportunities, but these initiatives will take time to show in our results. In Salads, we have adapted our structure and strategy to be more successful and profitable. We realized significant quality improvements and improved efficiencies to increase the pace of product innovation on our branded salads. Our purpose is to improve shareholder value. Given the inherent complexity of managing a global business from farm to shelf, we are focusing on leveraging our most important strength, our brand. That enables us to outsource those elements of our business that are asset intensive to focus on our unique competitive advantages.”

_______________
[1]Comparable basis amounts exclude certain items described below under “Non-GAAP Measurements and items affecting comparability.” All figures in this press release are for continuing operations, unless otherwise indicated.

2012 FIRST QUARTER SUMMARY

The following table shows adjustments made to “Income (loss) from continuing operations” and EPS from continuing operations between comparable and GAAP results. See “Non-GAAP Measurements and items affecting comparability” below for descriptions of items excluded on a comparable basis, including descriptions of how these items affect the results of reportable segments.

	Income (loss)		Income (loss) per diluted share[1]
(in millions, except per share amounts)	2012	2011	2012	2011
Comparable results (Non-GAAP)	$2	$26	$0.04	$0.57
Exit activities, net of tax	(11)	—	(0.24)	—
Incremental non-cash interest expense	(2)	(2)	(0.05)	(0.04)
Reported results (GAAP)	$(11)	$24	$(0.24)	$0.52
Columns may not total due to rounding.
[1]Shares used for diluted EPS calculation are on an as-reported basis.

Net Sales and Results: Quarterly sales decreased 4 percent year-on-year to $793 million, primarily due to lower pricing in Bananas, which included a force majeure surcharge in the year-ago period in North America. Lower sales were also a result of exits from additional lower margin Other Produce products and of lower retail value-added salad volume. Comparable results for the period decreased due to lower revenues and higher fuel costs, partially offset by reduced sourcing costs as a result of higher productivity.

Cash, Debt and Liquidity:  Cash flow from operations was $13 million for the first quarter 2012 compared to cash used of $26 million for the first quarter 2011. At March 31, 2012, cash and equivalents were $41 million. The company borrowed under its revolving credit facility $20 million in April 2012, for seasonal working capital needs, which it expects to repay by the end of the second quarter. Working capital demands are typically higher in the first half of the year.

Bananas: Net sales decreased 3 percent to $520 million on lower dollar-equivalent pricing in Europe and lower pricing in North America. Comparable operating income was $25 million for the first quarter of 2012, compared to $56 million in 2011, due to lower pricing and higher fuel cost. Although total delivered fruit cost was slightly higher than the 2011 quarter, it was higher than expected and constrained fruit supply dampened expected results. In Europe, pricing improved during the quarter, but started from a low pricing base at the end of 2011.

Salads and Healthy Snacks: Net sales remained consistent year-on-year at $238 million. Comparable operating income declined to $2 million for the first quarter of 2012, versus $6 million in 2011 on the adverse effect of lower retail value-added salad sales volume.

OUTLOOK
Although Chiquita expects that 2012 will continue to be a challenging year, the company is seeking long-term sales and profitability growth by leveraging scale within its core businesses.

•	In its banana business, the company plans to expand within its current North American and European markets where it has been underrepresented or by entering new markets.

•
The company's Fresh Express salads business is expanding product offerings to include additional organics, whole head lettuce, and customized SKU's, including private label products. These actions will allow the company to participate in a much larger $5 billion total salad market versus the $2 billion branded packaged salad market where it has been selling. The company will be able to offer these additional products without investing in new capacity or people, although meaningful volume increases are not expected for 9-12 months due to the timing of potential customer contracts.

In 2012, the North American banana business remains stable and the European Banana business is recovering but faces some significant hurdles as year-over-year comparisons through 2012 will be challenging. The company expects increased fuel costs and weaker European currency levels to have a significant impact in year-over-year results. Euro exchange rates in recent periods have averaged $1.31, compared to the $1.43 and $1.41 realized during the second and third quarters of 2011, respectively.
In salads, based on the contracts the company has signed thus far, the company expects volume to be flat or down slightly for the full year. However, for the second quarter, the company expects that volume will be lower by approximately 15 percent compared to the same quarter a year ago, as it transitions from old to new contracts.
The company will continue to focus on reducing costs as a way to partially offset the 2012 challenges and will benefit from reduced corporate expenses, the previously announced realignment of it salad business and global innovation organizations and lower interest payments from refinancing and prepayment of debt in 2011.
These expectations do not include any unforeseen weather, event risks or major currency fluctuations. Management's estimates of certain financial items are as follows:

	Q1 2012	FY 2012
(in $ millions)	Actual	Estimate
Capital Expenditures	12	55-65
Depreciation & Amortization	16	60-65
Gross Interest Expense[1]	11	40-45
Net Interest Expense [1]	10	35-40

[1] Interest expense includes the impact of accounting standards that add non-cash interest expense of $2 million in the first quarter of 2012 and $10 million for the full year.

CONFERENCE CALL
Chiquita will hold a conference call for investors to discuss its results at 4:30 p.m. EDT today. Access to a live audio webcast is available at http://investors.chiquita.com. Toll-free telephone access will be available by dialing 1-877-857-6147 in the United States and +719-325-4802 from international locations and providing the conference code 8794742. To access the telephone replay, dial 1-888-203-1112 from the United States and +719-457-0820 from international locations and enter the confirmation code 8794742. Contact: Steve Himes, 980-636-5636, shimes@chiquita.com; Ed Loyd, 513-784-8935, eloyd@chiquita.com.

NON-GAAP MEASUREMENTS AND ITEMS AFFECTING COMPARABILITY
The company reports its financial results in accordance with generally accepted accounting principles in the United States of America (U.S. GAAP). To provide investors with additional information regarding the company's results, more meaningful year-on-year comparisons of the company's financial performance, and measures that management uses to evaluate the company's performance against internal budgets and targets, the company reports certain non-GAAP measures as defined by the Securities and Exchange Commission. Non-GAAP financial measures should be considered in addition to, and not instead of, U.S. GAAP financial measures, and may differ from non-GAAP measures that other companies use. The differences between the U.S. GAAP and non-GAAP financial measures are as follows:

•	Exit Activities:
Shipping reconfiguration: During the third quarter of 2011, the company initiated a reconfiguration of its European shipping system which is expected to provide more than $12 million of annualized cost savings, net of transition costs that include expected losses on subleased vessels removed from service in 2011 and 2012. During the first quarter of 2012, the company recorded an allowance of $6 million for net losses expected on certain sublease contracts in the Banana segment. These sublease losses will not recur in 2013 since the primary leases for vessels expiring in 2012 will not be renewed.
Headquarters relocation: In November 2011, Chiquita announced its plan to relocate the company's corporate headquarters from Cincinnati, Ohio to Charlotte, North Carolina. Of the $30 million of one-time costs expected to be incurred, the company recognized $4 million ($2 million net of tax) of costs in the first quarter of 2012, primarily related to severance, and expects an additional $8 million of other relocation costs to be recognized during the second quarter of 2012. Relocation is included in Corporate costs for segment reporting.
Other Exit Activities: During the first quarter of 2012, the company recognized $4 million ($3 million net of tax) for asset write-off and severance for discontinued product items, and other restructuring-related severance. Of these exit activities, $2 million was included in the Salads and Healthy Snacks segment and $2 million was included in the Other Produce segment.

•
Incremental non-cash interest expense on Convertible Notes: Accounting standards related to convertible debt instruments increased the amount of reported GAAP interest expense on the company's $200 million of 4.25% Convertible Senior Notes. In determining earnings on a comparable basis, the company excludes this additional non-cash interest expense, which was $2 million for each of the first quarters of 2012 and 2011.

ABOUT CHIQUITA BRANDS INTERNATIONAL, INC.
Chiquita Brands International, Inc. (NYSE: CQB) is committed to Improving World Nutrition, as a leading international marketer and distributor of nutritious, high-quality fresh and value-added food products - from energy-rich bananas, blends of convenient green salads, other fruits to healthy snacking products. The company markets its healthy, fresh products under the Chiquita® and Fresh Express® premium brands and other related trademarks. With annual revenues of more than $3 billion, Chiquita employs more than 21,000 people and has operations in nearly 70 countries worldwide. For more information, please visit our corporate web site at www.chiquita.com.

FORWARD-LOOKING STATEMENTS
This press release contains certain statements, included in the “2012 Outlook” section, that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Chiquita, including: the customary risks experienced by global food companies, such as prices for fuel and other commodity inputs, currency exchange rate fluctuations, industry and competitive conditions (all of which may be more unpredictable in light of continuing uncertainty in the global economic environment), government regulations, food safety issues and product recalls affecting the company or the industry, labor relations, taxes, political instability and terrorism; challenges in implementing the relocation of the company's corporate headquarters, and other North American corporate functions, to Charlotte, North Carolina; unusual weather events, conditions or crop risks; our continued ability to access the capital and credit markets on commercially reasonable terms and comply with the terms of our agreements; and the outcome of pending litigation and governmental investigations involving the company, as well as the legal fees and other costs incurred in connection with these items.

Any forward-looking statements made in this press release speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and the company undertakes no obligation to update any such statements. Additional information on factors that could influence Chiquita's financial results is included in its SEC filings, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.
# # #

Exhibit A:
CHIQUITA BRANDS INTERNATIONAL, INC.
CONSOLIDATED INCOME STATEMENT
(Unaudited – in millions, except per share amounts)

	Quarter Ended March 31,
	2012	2011
Net sales	$793	$824
Operating expenses:
Cost of sales	703	688
Selling, general and administrative	70	77
Depreciation	13	13
Amortization	2	2
Equity in loss of investees	2	2
Relocation costs	4	—
Operating income (loss)	(0)	42
Interest income	1	1
Interest expense	(11)	(14)
Income (loss) before taxes	(10)	29
Income tax	(1)	(5)
Net income (loss)	$(11)	$24

Basic earnings per share:	$(0.24)	$0.53
Diluted earnings per share:	$(0.24)	$0.52

Shares used to calculate basic earnings per share	45.8	45.3
Shares used to calculate diluted earnings per share	45.8	46.2

Columns may not total due to rounding.

Exhibit B:
CHIQUITA BRANDS INTERNATIONAL, INC.
OPERATING STATISTICS
(Unaudited—in millions, except for percentages and exchange rates)

	Quarter ended March 31,		Percent Change Increase (Decrease)
	2012	2011	vs. 2011
Net sales by segment
Bananas	$520	$539	(3.4)%
Salads and Healthy Snacks	238	238	(0.3)%
Other Produce	35	47	(24.9)%
	$793	$824	(3.8)%
Comparable operating income (loss) by segment[1]
Bananas	$25	$56	(55.8)%
Salads and Healthy Snacks	2	6	(63.3)%
Other Produce	(4)	(3)	45.9%
Corporate	(10)	(17)	42.1%
	$13	$42	(69.6)%
Comparable operating margin by segment
Bananas	4.8%	10.4%	(5.7) pts
Salads and Healthy Snacks	0.9%	2.5%	(1.6) pts
Other Produce	(12.4)%	(6.4)%	(6.0) pts

SG&A as a percent of sales	8.8%	9.3%	0.5 pts

Company banana sales volume (40 lb. boxes)
North America	15.8	16.0	(1.3)%
Core European markets[2]	10.5	10.4	1.0%
Mediterranean & Middle East	4.3	3.2	34.4%
Banana Pricing
North America			(5.9)%
Core European markets[2]
U.S. Dollar			(10.3)%
Local			(6.4)%
Mediterranean & Middle East			(8.3)%
Retail value-added salads
Volume (12-count cases)	12.3	12.8	(3.9)%
Pricing			(0.7)%
Euro average exchange rate, spot (dollars per euro)	$1.31	$1.36	(3.7)%
Euro average exchange rate, hedged (dollars per euro)	$1.34	$1.35	(0.7)%
Columns may not total due to rounding.

[1] See description of reconciling items between GAAP and comparable basis figures in this press release under “Non-GAAP measurements and items affecting comparability.”
[2] The company's core European markets include the 27 member states of the European Union, Switzerland, Norway and Iceland.

Exhibit C:
EUROPEAN CURRENCY
YEAR-ON-YEAR CHANGE—FAVORABLE (UNFAVORABLE)
2012 vs. 2011
(Unaudited—in millions)

Q1
Currency Impact (Euro/Dollar)
Revenue	$(10)
Local costs	2
Hedging[1]	6
Balance sheet translation[2]	—
Net European currency impact	$(2)

Columns may not total due to rounding.

[1] First quarter hedging benefits were $4 million in 2012 versus costs of $2 million in the same period of 2011.
[2] First quarter balance sheet translation was a gain of $1 million in 2012 versus $2 million in the same period of 2011.